Exhibit 10.1

MIRANT SERVICES

SEVERANCE PAY PLAN

(as amended and restated effective as of April 1, 2010)

MIRANT SERVICES

SEVERANCE PAY PLAN

MIRANT SERVICES

SEVERANCE PAY PLAN

(as amended and restated effective as of April 1, 2010)

ARTICLE 1 - PURPOSE AND ADOPTION OF PLAN

1.1 Adoption of Plan. Mirant Services, LLC (the “Company”) sponsors and maintains this Mirant Services Severance Plan, as amended and restated herein. The Plan shall be an unfunded severance pay plan that is a welfare plan as such term is defined by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), the benefits of which shall be paid solely from the general assets of the Company.

1.2 Purpose. The Plan is primarily designed to provide benefits to Eligible Employees of Participating Companies, as those terms are defined in Article 2 below, who are involuntarily terminated by the Participating Company. The Plan shall be interpreted and administered in a manner that is consistent with this intent.

1.3 Effect on Other Plans Sponsored by A Participating Company. Nothing herein is intended to or shall be construed to require the Company or a Participating Company to institute or continue in effect any particular plan or benefit sponsored by a Participating Company. The Company and any Participating Companies hereby reserve the right to amend or terminate any benefit plans or programs, including this Plan, at any time in accordance with the procedures set forth in such plans or programs.

ARTICLE 2 - DEFINITIONS

As used in this document, the masculine pronoun shall be construed to include the feminine pronoun and singular shall include the plural where the context so requires.

2.1 “Affiliate” means an entity (other than the Company) which is (a) a member of a “controlled group of corporations” (within the meaning of Code Section 414(b)) with the Company, (b) a trade or business under common control (within the meaning of Code Section 414(c)) with the Company, (c) any organization which is a member of an “affiliated service group” (within the meaning of Section 414(m)) which includes the Company, and (d) any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

2.2 “Base Salary.” See Section 2.29.

2.3 “Claimant.” See Article 6.

2.4 “Claims Reviewer.” See Article 6.

2.5 “COBRA” means the elective continuation coverage provisions of Code Section 4980B.

2.6 “COBRA Coverage” means any continuation coverage to which a Participant or his dependents may be entitled pursuant to Code Section 4980B.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Mirant Benefits Committee or any successor committee appointed by the Company to administer the Plan. The term is interchangeable with “Plan Administrator.”

2.9 “Company” means Mirant Services, LLC.

2.10 “Effective Date” of this amended and restated plan means April 1, 2010.

2.11 “Election Form and Waiver Agreement” or “Release” means the agreement provided to the Employee by the Plan Administrator or its designee as provided in Section 5.1 hereof, substantially in the form of Appendix A attached hereto.

2.12 “Eligible Employment Classification” means those employment classifications (as determined by the Company) set forth in Section 5.2(b).

2.13 “Eligible Employee” means an Employee who:

(1) is classified for payroll purposes by the Company as a full-time or regular part-time employee of a Participating Company who is regularly scheduled to work at least 20 hours per week; and

(2) has successfully completed any probationary period imposed by a Participating Company on new Employees; and

(3) is either (A) actively at work on his Termination Date or, if not, is capable of returning to work within twelve (12) weeks of the beginning of any leave of absence; or(B) employed by a Participating Company and designated by the Committee, at its sole discretion, as eligible to participate in this Plan.

Notwithstanding the above provisions and unless specifically designated as eligible by the Committee, the term Eligible Employee shall not include any Employee or other individual who is:

(a) covered by a collective bargaining agreement between a union and a Participating Company unless the collective bargaining agreement expressly provides for participation in this Plan;

(b) deemed to be an employee of a Participating Company pursuant to regulations under Code Section 414(o);

(c) classified by a Participating Company as a temporary employee;

(d) a leased employee within the meaning of Code Section 414(n)(2);

(e) classified by a Participating Company as an independent contractor or a leased employee (including those who are at any time reclassified as employees by the Internal Revenue Service or a court of competent jurisdiction);

(f) covered by another plan, program, or policy, whether written or unwritten, relating to the payment of severance or unemployment benefits of any kind by the Company or the individual’s Participating Company;

(g) covered by an outsourcing agreement between a third party and the Participating Company; or

(h) has otherwise waived participation under this Plan.

For purposes of subsection (e) above, any individual who pays or agrees to pay self-employment tax in lieu of withholding is deemed to have consented to his or her designation as an independent contractor. If an independent contractor, an individual covered under an outsourcing agreement, or a leased employee subsequently becomes reclassified as an employee, such an individual may only participate in the Plan prospectively from the date of such reclassification rather than from its effective date. Any prior service by such individual as an independent contractor, an outsourced individual or a leased employee does not count as a Month of Service or a Year of Service under the Plan.

2.14 “Employee” means an individual who is considered by the Company or a Participating Company to be an employee for the purposes of federal income tax withholding.

2.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16 “Employee Outplacement Services” means services established by the Company from time to time for the purpose of assisting Participants in finding employment outside of the Company or any Participating Company. The level and type of services that each Participant is eligible to receive shall be determined in the sole discretion of the Plan Administrator on a case by case basis and the Plan Administrator is not bound by prior determinations.

2.17 “Health and Welfare Plan” means the Mirant Services, LLC and Affiliated Companies Health and Welfare Benefits Plan for Non-Union Employees, as amended from time to time.

2.18 “Individual Arrangement” See Section 3.4.

2.19 “Month of Service” includes any calendar month during which a Participant has worked at least one (1) hour or was on approved leave of absence while in the employ of a Participating Company, including any Southern Company Affiliate for periods prior to April 2, 2001, but shall not include:

(a) any service which is not included in the employee’s “adjusted service date” as determined by the Committee or its designee; and

(b) any service for which the Participant has previously received credit for purposes of calculating a severance benefit of any type paid on account of termination of employment with a Participating Company.

“Month of Service” never includes any period of employment with any entity other than a Participating Company or any Southern Company Affiliate, unless such period of employment is credited as service with a Participating Company under a Retirement Plan.

2.20 “Other Payments” See Section 3.4.

2.21 “Participant” means an Eligible Employee who meets the eligibility requirements of Article 3 of the Plan.

2.22 “Participating Company” means the Company and any Affiliate, which, with the approval of the Company, adopts this Plan for the benefit of its Eligible Employees.

2.23 “Plan” means the Mirant Services Severance Pay Plan, as amended from time to time.

2.24 “Plan Administrator” means the Committee.

2.25 “Pro Rata Bonus” means a pro rata payment of the Target Annual Bonus for which a Participant would have been eligible but for the Participant’s termination of employment with a Participating Company, calculated as follows:

(a) For any Participant whose Termination Date occurs on or after January 1 of any calendar year, but prior to December 1 of that calendar year, the Pro Rata Bonus is based on the Participant’s Target Annual Bonus, prorated according to the number of months of employment with the Participating Company during such calendar year.

(b) For any Participant whose Termination Date occurs on or after December 1 of any calendar year, but prior to January 1 of the following calendar year, the Pro Rata Bonus will be equal to the actual annual bonus amount that would have been paid to the Participant but for his termination from the Participating Company.

(c) For purposes of determining the number of months of employment during any calendar year, a Participant who has worked at least one (1) hour of the month will be given credit for such month.

(d) For any Participant whose Termination Date occurs on or after January 1 of any calendar year, but prior to the payment of the annual bonus amount for the prior calendar year, in addition to any amount otherwise determined under this Section 2.25, the Participant’s Pro Rata Bonus shall include the actual annual bonus amount that would have been paid to the Participant for such prior calendar year but for his termination with the Participating Company.

2.26 “Retiree Plan” means the Mirant Services, LLC and Affiliated Companies Health and Welfare Benefits Plan for Retirees, as amended from time to time.

2.27 “Retirement Plan” means the Mirant Services Pension Plan and/or the Mirant Services Employee Savings Plan.

2.28 “Southern Company Affiliate” means an affiliate or a former affiliate of Southern Company as designated by the Committee.

2.29 “Straight Time Pay” or “Base Salary” for an Eligible Employee means such Employee’s annualized rate of pay on his Termination Date, excluding any employer contributions for benefits, bonuses, commissions, premium pay, overtime pay or income from stock options, stock grants or other incentive compensation.

2.30 “Target Annual Bonus” means, with respect to a Participant, the Participant’s target bonus opportunity under the annual bonus plan applicable to the Participant, or if no target bonus opportunity has been established for the year in which the Participant’s Termination Date occurs, the year immediately preceding, but in no event greater than one times the Participant’s Base Salary.

2.31 “Termination Date” means the date on which an Employee is separated from a Participating Company’s regular payroll; provided, however, the Termination Date of Employees who are deemed to be retired pursuant to the provisions of Section 3.1 is the effective date of their retirement pursuant to the terms of the applicable Retirement Plan. Payment by the Participating Company of any amount under this Plan in any period subsequent to the Employee’s separation from the Participating Company’s regular payroll does not alter or extend his Termination Date.

2.32 “Years of Service” shall mean the total of an Employee’s Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7).

ARTICLE 3 - ELIGIBILITY FOR BENEFITS

3.1 Eligibility to Receive Benefits. Subject to the exceptions set forth in Section 3.2, any Eligible Employee of a Participating Company whose employment is involuntarily terminated (as determined by the Committee in its sole discretion) on or after the Effective Date shall be eligible to receive benefits under the Plan, the amount and type of which shall be determined by Articles 4 and 5.

Notwithstanding anything to the contrary above, any Participant who is eligible and elects to receive benefits under Section 5.1 and who is otherwise age 50 or older with at least 10 Years of Service shall be deemed to have retired for purposes of all employee benefit plans sponsored by the Company or a Participating Company of which the Employee is a participant. An Employee of a Participating Company who is deemed to have retired in accordance with the preceding sentence shall be eligible to receive benefits under this Plan, the amount and type of which shall be determined by Articles 4 and 5.

3.2 Exceptions to Eligibility Criteria. An Employee of a Participating Company is not eligible to receive the benefits under the Plan if the Employee:

(a) has entered into an individual employment agreement with a Participating Company (unless such agreement specifically provides for severance benefits to be paid under this Plan);

(b) voluntarily terminates his employment for any reason;

(c) is terminated by a Participating Company as a result of insubordination, violation of a Participating Company’s rules, unacceptable performance (including, but not limited to, the failure to satisfactorily carry out duties related to the Employee’s position), or failure to satisfactorily demonstrate competency to perform the Employee’s job duties (as determined by the Committee in its sole discretion);

(d) is offered continued employment with a Participating Company or any Affiliate in a position with a “similar base salary” regardless of whether the Employee accepts such employment unless such employment is: (i) more than 50 miles from the location at which the Employee was stationed immediately prior to the Termination Date, and (ii) farther from the Employee’s primary residence than was the location at which the Employee was stationed immediately prior to the Termination Date;

(e) is eligible to receive the benefits of any other voluntary or involuntary severance, separation or outplacement program maintained by a Participating Company (as determined by the Committee in its sole discretion); or

(f) is offered a position with similar base salary, responsibilities and duties with any employer that succeeds by way of agreement, merger, sale or outsourcing contract to all or any portion of the business of a Participating Company (as determined by the Committee in its sole discretion).

A position shall have a “similar base salary” if the Base Salary of the position (as determined by the Committee in its sole discretion) is at least 80% of the actual Straight Time Pay which the Employee is receiving in his current position.

3.3 Determination of Eligibility. The Committee (or its designee) shall automatically determine each person’s eligibility for participation in this Plan prior to an Eligible Employee’s Termination Date. All determinations shall be made by the Committee in its sole and complete discretion and shall be conclusive and binding on all persons. All Eligible Employees shall receive written notification from the Committee (or its designee) of their eligibility to receive a benefit hereunder.

3.4 Offset For Other Severance Benefits. To the extent permitted by law, benefits under the Plan shall be reduced by any severance pay, payments made in lieu of notice and/or any other payments made under federal (e.g., the WARN Act), state or local law to which an Employee is, or in the future becomes, entitled (the “Other Payments”); provided, however, that no such reduction shall cause an Employee’s severance benefit calculated under Article 5 of the Plan to be less than one week of the Employee’s Straight Time Pay.

In addition, any severance benefit amount to which any Employee may otherwise be entitled under the Plan shall be reduced by the amount of any salary, wages or other compensation (as determined by the Plan Administrator) such Employee receives from a Participating Company with respect to any period of paid leave of absence of such Employee that immediately precedes any permanent termination of the Employee’s employment with a Participating Company.

In the event that the Employee has already received a payment under this Plan, and is subsequently found to be entitled to any Other Payments, the amount previously paid to the Employee under this Plan shall be recharacterized as, and applied toward, fulfillment of the Other Payments. In such situation, benefits payable under this Plan shall be recalculated such that the amount payable under this Plan shall be the amount determined by application of Articles 4 and 5 (if applicable), minus the amount of the Other Payments.

Notwithstanding any other provision of this Plan, if the value of the Other Payments exceeds the value of benefits under this Plan, then the value of any benefits the Eligible Employee is entitled to under the Plan, if any, shall be determined by the Committee in its sole discretion.

To the extent an Employee receives severance or other termination payments, or benefits from a Participating Company pursuant to an individually negotiated employment or severance agreement, resolution of litigation, offer letter, or any other similar individual arrangement (“Individual Arrangement”), any payments and/or benefits otherwise payable to the Employee under this Plan may, at the discretion of the Plan Administrator, be reduced by the amount of any such payments or benefits provided to the Employee under such Individual Agreement.

3.5 Reemployment. Notwithstanding any other provision of this Plan to the contrary, an Eligible Employee who is re-employed by a Participating Company (a) prior to his receipt of benefits under this Plan, or (b) while he is currently receiving payments or benefits under this Plan, shall cease to be entitled to any further benefits under the Plan after the date of re-employment and all benefit payments under the Plan will end immediately upon the Participant’s re-employment date.

3.6 Impact on Other Benefits. Except as otherwise required by law or provided in the applicable benefit plan or policy, any and all employee insurance and welfare benefits, profit-sharing match and pension accruals shall cease as of the Participant’s Termination Date, and severance payments and benefits hereunder shall not be included as covered compensation under such benefit plans or policies.

3.7 Conditions on Payment of Benefits. Payment of benefits under this Plan shall be subject to and conditioned upon the Eligible Employee’s compliance with each of the following requirements:

(a) The Eligible Employee must return all Participating Company property on or before his last day worked;

(b) The Eligible Employee must continue to work in a satisfactory manner during any notice period through the Termination Date or, if the Eligible Employee is released from performing job-related duties earlier by his manager, supervisor or other designated official, through his last day worked;

(c) The Eligible Employee must cooperate in transitioning all of his work in consultation with his manager, supervisor or other designated official; and

(d) If the Eligible Employee elects benefits under Article 5, the Eligible Employee must (1) submit an executed Election Form and Waiver Agreement with the Plan Administrator not later than the deadline determined by the Company and (2) must allow such Election Form and Waiver Agreement to become effective.

3.8 Restrictive Covenant and Repayment Obligation.

(a) Notwithstanding any other provision of this Plan, for Eligible Employees whose employment with a Participating Company is involuntarily terminated in connection with the sale, merger, spin-off or similar transfer of some or all assets or membership interest of the Company to an unrelated entity (the “Buyer”), it shall be a condition precedent to the obligation of the Plan to provide any payment or benefits under Articles 4 and 5 (if applicable) hereof that, at all times during the six-month period beginning the date of termination of employment (the “Restricted Period”), the Employee shall not, without the prior written consent of the Company, render nor agree or promise to render services, whether directly or indirectly on behalf of any person, firm or corporation, to the Buyer or any of its affiliates, whether as an employee, a consultant or in any other capacity (the “Restrictive Covenant”).

(b) Notwithstanding any other provision of this Plan, in the event an Employee shall violate the Restrictive Covenant, in addition to relieving the Plan and any Participating Company of any obligation to provide any further payment or benefits under Articles 4 and 5 (if applicable) hereof, the Plan shall be entitled to recover the full amount of all past cash payments that the Plan shall have made pursuant to Articles 4 and 5 (if applicable) hereof.

ARTICLE 4 - BASIC SEVERANCE BENEFITS

4.1 Basic Severance Benefit.

(a) A Participant who is involuntarily terminated from his employment with a Participating Company shall receive an amount equal to four (4) weeks’ Straight Time Pay. Such amount shall be paid in a lump sum payment within thirty (30) business days of the Participant’s Termination Date.

(b) A Participant who is involuntarily terminated from his employment with a Participating Company shall be eligible to receive Employee Outplacement Services in the amount and duration determined by the Plan Administrator or its designee and communicated to the Participant.

4.2 Basic Welfare Benefit.

(a) In addition to the lump sum benefit described above, the Company will pay the first month of the required contribution due for the Participant’s COBRA Coverage for medical benefits under the Health and Welfare Plan if the Participant is eligible to elect and actually makes a complete and timely election for such COBRA Coverage. The Company shall also pay the first month of required contributions due for COBRA Coverage for medical benefits for the Participant’s spouse and dependent children who are COBRA “qualified beneficiaries” (within the meaning of Code Section 4980B(g)(1)) as of the Participant’s Termination Date if the Participant (or the Participant’s spouse or child) makes a complete and timely election for such COBRA Coverage.

The Company may terminate such payment for COBRA Coverage if COBRA Coverage is cancelled as permitted by COBRA. The one month for which the COBRA Coverage premiums are paid by the Company pursuant to this Section 4.2(a) shall be a part of and not in addition to the COBRA Coverage required to be made available by law. Medical benefits as described under this section do not include benefits for dental, health flexible spending, vision or employee assistance.

(b) In addition to the lump sum benefit described above, the Company will pay the first three months of the required contribution due for the Participant’s COBRA Coverage for employee assistance program benefits under the Health and Welfare Plan if the Participant is eligible to elect and actually makes a complete and timely election for such COBRA Coverage. The Company shall also pay the first three months of required contributions due for COBRA Coverage for employee assistance program benefits for the Participant’s spouse and dependent children who are COBRA qualified beneficiaries as of the Participant’s Termination Date if the Participant makes a complete and timely election for such COBRA Coverage.

The Company may terminate such payment for COBRA coverage if COBRA Coverage is cancelled as permitted by COBRA. The three months for which the COBRA Coverage premiums are paid by the Company pursuant to this Section 4.2(b) shall be a part of and not in addition to the COBRA Coverage required to be made available by law.

4.3 Basic Benefits in the Event of Death. In the event of the Participant’s death after his Termination Date but prior to the payment of the benefits in Section 4.1, such benefits shall be paid to the Participant’s spouse, or if no spouse exists, to the beneficiary designated by the Participant for his life insurance under the Health and Welfare Plan, or, if no beneficiary is so designated, to the Participant’s estate. The payment of COBRA Coverage premiums under Section 4.2 (or any unpaid portion thereof) shall be paid on behalf of a dependent if the Participant dies before payment is complete, the dependent was a COBRA qualified beneficiary at the time of the Participant’s Termination Date and the dependent is actually covered for such benefits under the Group Health and Welfare Plan immediately prior to the Participant’s death.

ARTICLE 5 - ENHANCED SEVERANCE AND WELFARE BENEFITS

5.1 Eligibility. Any Participant may additionally elect to receive the enhanced benefits under this Article 5 if: (i) the Participant submits an executed Election Form and Waiver Agreement to the Plan Administrator not later than the deadline determined by the Company; and (ii) allows such Election Form and Waiver Agreement to become effective. If an Election Form and Waiver Agreement is not properly executed (as determined by the Committee in its sole discretion) and submitted by the deadline, or is revoked before its effective date, the Plan Administrator will interpret the failure or revocation as a rejection of the benefits under Article 5 of the Plan.

Any benefits received under this Article 5 are in addition to and not in lieu of benefits receivable under Article 4.

5.2 Amount of Enhanced Severance Benefit. Subject to Article 8, any Participant who meets the requirements of Section 5.1 is eligible for the benefits described in subsection (a) below. Notwithstanding the foregoing, if such Participant is in an Eligible Employment Classification (as set forth in Section 5.2(b)) immediately prior to his Termination Date, he shall be eligible for the benefits described in subsections (a) or (b) below, whichever is greater in value.

(a) an amount equal to the aggregate of the amounts in (1), (2) and (3) below:

(1) an amount equal to the sum of the following:

(A) 4 weeks’ Straight Time Pay;

(B) 1 week’s Straight Time Pay for each of the Participant’s first 10 Years of Service;

(C) 2 weeks’ Straight Time Pay for each of the Participant’s 11th through 15th Years of Service;

(D) 3 weeks’ Straight Time Pay for each of the Participant’s 16th through 20th Years of Service;

(E) 4 weeks’ Straight Time Pay for each of the Participant’s 21st through 25th Years of Service; and

(F) 5 weeks’ Straight Time Pay for each of the Participant’s Years of Service in excess of 25 Years of Service.

(2) an amount equal to the Participant’s Pro Rata Bonus.

(3) an amount equal to the monthly cost to provide the same level of medical and dental coverage as maintained by the Participant under the Health and Welfare Plan immediately prior to his Termination Date, multiplied by six (6). For purposes of this Section 5.2(a)(3), the monthly cost shall be based on the amount of ‘applicable premium’ under COBRA for such coverage for the year in which the Termination Date occurs.

(b) for each Eligible Employment Classification as described below, an amount equal to the sum of the amount described under the “Severance Pay” column and the amount described under the “Medical and Dental” column.

Eligible Employment Classification	Severance Pay	Medical and Dental

All Corporate Executive Officers at Senior Vice President level and above	12 months of Base Salary, plus the Participant’s Pro Rata Bonus, plus 100% of the Participant’s Target Annual Bonus amount	12 months of contributions

Elected Corporate Vice President with a base salary of $175,000 or greater	9 months of Base Salary, plus the Participant’s Pro Rata Bonus, plus 75% of the Participant’s Target Annual Bonus amount	9 months of contributions

Corporate Directors with salary level of $120,000 or greater*	6 months of Base Salary, plus the Participant’s Pro Rata Bonus, plus 50% of the Participant’s Target Annual Bonus amount	6 months of contributions

Other individuals suggested for participation by business unit and approved by the Committee	6 months of Base Salary, plus the Participant’s Pro Rata Bonus. (Unless otherwise approved by the Committee, such Participants receive no Target Annual Bonus amount.)	6 months of contributions

*	This would also include positions with the following titles – which are considered equivalent to Corporate Directors: Regional VP and Associate General Counsel.

Amounts representing medical and dental contributions as indicated in the chart above are determined based on the total cost to the Company to provide the same level of medical and dental coverage maintained by the Participant on the Termination Date for the number of months indicated above. The cost of such medical and dental coverage is based on the monthly premium charged to the Company for such coverage on the Termination Date by an insurance carrier of such benefit if provided pursuant to an insurance contract issued by an insurance carrier to the Company. If the Company is self-insured for such coverage, the cost of such coverage is based on the “applicable premium” under COBRA for such coverage for the year in which the Termination Date occurs.

The Target Annual Bonus amount for purposes of this Section 5.2(b) shall be an amount equal the product of (A) the Participant’s Target Annual Bonus under the short term incentive plan for the year in which the Termination Date occurs, and (B) a fraction, the numerator of which is the number of months indicated in the chart and the denominator of which is 12.

Any benefits received under this Section 5.2(b) are in lieu of any benefits for which the Participant may be eligible under Section 5.2(a).

5.3 Partial Acceleration of Equity Award Vesting. Subject to Article 8 hereof, vesting of each outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit award and other equity-based compensation award held by a Participant who is eligible to receive benefits under Section 5.1 shall accelerate such that the portion of each such award that would have vested had the Participant remained employed by a Participating Company through the next vesting date (as specified in the applicable award agreement) immediately following such Participant’s Termination Date shall vest and become fully exercisable.

5.4 Payment of Benefits. The total amount determined pursuant to Section 5.2(a) or (b) (as applicable) will be payable in a single lump sum payment within 60 calendar days of the Participant’s Termination Date; provided, however, that:

(a) Such payment is conditioned upon the Eligible Employee having completed, submitted, and allowed to become effective an Election Form and Waiver Agreement with the Plan Administrator not later than the deadline determined by the Company. Notwithstanding the foregoing, the Eligible Employee shall not be able to influence the calendar year of payment based on the timing of his signing and submission of the Election Form and Waiver Agreement. To that end, in the event the time period during which a completed Election Form and Waiver Agreement must be submitted and made effective (the “Relevant Period”) begins and ends in a single calendar year, payment under this Section 5.4 shall be made at any time during such period at the discretion of the Plan Administrator. In the event the Relevant Period spans two calendar years, payment under this Section 5.4 shall be made during the second such calendar year (or any later date specified for such payment under the applicable provision of this Plan), even if the Election Form and Waiver Agreement is submitted and made effective during the first such calendar year; and

(b) In the event the Participant’s Termination Date is in the month of December, the total amount under Section 5.2(a) or (b) (as applicable) may be paid, subject to the conditions as set forth in paragraph (a) above and to the extent necessary for the determination of the Pro Rata Bonus amount, not later than the earlier of (i) March 15th of the following calendar year or (ii) 30 business days after the date that bonuses are actually paid to Employees of the Company under the short term incentive plan.

5.5 Extended Medical Coverage.

(a) Eligibility. Participants who meet the requirements in section 5.1 are eligible for group medical coverage that may extend beyond the Participant’s maximum COBRA Coverage period (“Extended Medical Coverage”), provided that they timely elect COBRA Coverage for medical benefits under the Health and Welfare Plan for themselves and any dependents who are qualified beneficiaries.

(b) Benefits. The Extended Medical Coverage shall consist of the availability of group medical coverage (and no other coverage such as for dental, vision, or employee assistance program) under the Health and Welfare Plan for a period equal to one-half of the Participant’s Years of Service. Except as otherwise provided in this Section 5.5, Extended Medical Coverage shall be identical in all respects to COBRA Coverage available under the Health and Welfare Plan (including cost and payment obligations) and, during such time as COBRA Coverage under the Health and Welfare Plan is in effect for the Participant, Extended Medical Coverage and the medical coverage under COBRA shall be deemed one and the same. Nothing in this Section 5.5 or any other part of this Plan is intended to extend the availability or increase the amount of any federal COBRA premium subsidy or similar governmental assistance beyond the maximum availability and amount prescribed under applicable law and regulations.

(c) Duration. The Extended Medical Coverage (i.e., the availability of extended coverage) for the Participant and Participant’s dependents shall end on the earliest of the following dates:

(1)	The date the Company no longer provides group health coverage to any of its Employees;

(2)	The date medical benefits under the Health and Welfare Plan are terminated;

(3)	The date as of which the Participant’s COBRA Coverage is terminated for any reason other than exhaustion of the maximum COBRA coverage period available under the Health and Welfare Plan;

(4)	The date the Participant fails to timely pay the contribution for the continuation coverage elected (i.e. within 30 days of the first day of the month).

(5)	The date the Participant or a covered dependent becomes covered under another group health plan (as an employee or otherwise);

(6)	The date the Participant or a covered dependent become entitled to Medicare;

(7)	The date the Participant’s or dependent’s coverage would be terminated if the Participant were an active employee for any other reason (e.g. fraudulent claims);

(8)	For the Participant’s dependents, the date of the Participant’s death; or

(9)	Thirty-six months from the Participant’s Termination Date.

5.6 Benefits in the Event of Death. If the Participant has completed and allowed to become effective an Election Form and Waiver Agreement, but dies prior to the payment of all benefits due under Sections 5.2, 5.3 and 5.4, the Participant’s spouse, or if no spouse exists, the Participant’s surviving life insurance beneficiary under the Health and Welfare Plan, or, if no such beneficiary is so designated, the Participant’s estate shall be entitled to receive such unpaid benefits. Eligibility for Extended Medical Coverage under Section 5.5 for any dependents shall cease upon the death of the Participant.

5.7 Code Section 409A

(a) All payments under this Plan, together with any other severance plans or arrangements that may be deemed aggregated with this Plan as a single plan or arrangement for purposes of Code Section 409A, are designed and intended to be exempt from the application of Section 409A of the Code by reason of the combination of the short-term deferral exemption described in Treas. Reg. Section 1.409A-1(b)(4) and the two-times and two-year exemption described in Treas. Reg. Section 1.409A-1(b)(9)(iii). With regard to the foregoing, the short-term deferral exemption shall be deemed to apply first by operation of Section 5.4 hereof and, if for any reason the short-term deferral exemption is inapplicable to any amount, such amount, to the extent not in excess of the amount as described in Treas. Reg. section 1.409A-1(b)(9)(iii)(A), shall be paid no later than the last day of the second calendar year following the calendar year in which occurs the Participant’s separation from service.

(b) Notwithstanding anything in this Plan to the contrary, if and to the extent any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of an Eligible Employee’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Eligible Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of his death or the first day of the seventh month following his separation from service. For purposes of this Section 5.7, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”); provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company.

5.8 Restructuring Terminations During Specified Period. Notwithstanding the foregoing provisions of this Article 5 (except Section 5.7), the total cash amount available to a Special Participant pursuant to this Article shall not be less than an amount which, when added to the total cash amount available to that person pursuant to Article 4, would result in an amount equal to twelve (12) weeks’ Straight Time Pay. For purposes of this Section 5.8, “Special Participant” is a Participant who meets all of the following conditions:

(a) The Participant is terminated from his employment with a Participating Company;

(b) The Participant’s Termination Date is on or after April 1, 2010. For purposes of this Section 5.8, Termination Date shall be determined by the Committee without regard to the deemed retirement date as described in Section 2.31 hereof.”

ARTICLE 6 - CLAIMS PROCEDURE

Prior to an Eligible Employee’s Termination Date, the Committee (or its designee) shall determine whether Plan benefits are payable. Any former Employee who believes that he is entitled to a benefit hereunder which has not been received or which is different than that which has been officially communicated to the former Employee, and wishes to appeal such decision must file a claim in writing with the Plan Administrator. With respect to benefits under Article 5, Eligible Employees who may become entitled to such benefits shall be sent a written notice of eligibility in connection with their termination and must execute and return the Election Form and Waiver Agreement provided with such notice to the Company’s Human Resources Manager within the time period specified in the Release. The Committee (or, if designated by the Committee, another claims processor) is referred to as the “Claims Reviewer.” In reviewing and making determinations with respect to any claim under the Plan, each such Claims Reviewer shall have the discretionary authority and powers of the Plan Administrator described in Article 7 below.

An Employee who has not received a written notice of eligibility in connection with his termination or an Employee or beneficiary (“Claimant”) who has a dispute regarding the amount of benefits paid, and wishes to have the decision reviewed, must submit a written claim for benefits within 120 days after the Employee’s Termination Date. The Claims Reviewer shall notify the Claimant as to the disposition of the claim for benefits under the Plan within 90 days after the Claimant has filed his claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. In no event shall such extension exceed a period of 90 days from the end of such initial period. If the claim for benefits under the Plan is denied by the Claims Reviewer, a written notice shall be provided to the Claimant that the claim for benefits has been denied. Such written notice shall indicate the specific reasons for the denial of the claim for benefits, citing the specific provisions of the Plan that set forth the reason or reasons for the denial. A Claimant who is denied a claim for benefits under the Plan and wishes to appeal must submit a written appeal of the denial within 60 days after the Claimant’s receipt of the notice of denial of claim for benefits. The Claims Reviewer (or other person or entity designated by the Committee) shall conduct a full and fair review of the denial of claim for benefits within 60 days after receipt of the written appeal; provided, however, that an extension, not to exceed 60 days, may be necessary in special circumstances. Written notice of such extension shall be furnished to the Claimant prior to the commencement of the extension period.

The Claimant shall be notified in writing of the final decision of such full and fair review. Such decision shall be written in a manner calculated to be understood by the Claimant, shall state the specific reason for the decision and shall include specific reference to the pertinent Plan provisions upon which the decision is based.

Any legal action to recover a benefit under the Plan must be filed within 60 days of the decision on appeal. Failure to file suit within this time period shall extinguish any right to benefits under the Plan. In no event may any legal action arising under the Plan be commenced later than the earlier to occur of the second anniversary of the Termination Date and the expiration of the applicable statute of limitations period.

ARTICLE 7 - ADMINISTRATION

7.1 The Committee.

(a) The Committee shall be responsible for the general administration of the Plan. As such, the Committee is the “Plan Administrator” and a “named fiduciary” of the Plan (as those terms are used in ERISA) and is the agent for the service of process with respect to the Plan. In the absence of the appointment of a Committee, the functions and powers of the Committee shall reside with the Company. The Committee, in the exercise of its authority, shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.

(b) The Committee and its designated agents shall have the exclusive right and discretion to interpret the terms and conditions of the Plan and to decide and interpret all matters arising with respect to the Plan’s administration and operation (including factual issues). Any interpretations or decisions so made shall be conclusive and binding on all persons. The Committee or its designee may pay the expenses of administering the Plan or may reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee.

(c) The composition of the Committee and the identity of its members may be changed, either formally or informally, by the Company or by the remainder of all members of the Committee.

7.2 Authority to Appoint Advisors and Agents. The Committee may appoint and employ such persons as it may deem advisable and as it may require in carrying out the provisions of the Plan. To the extent permitted by law, the members of the Committee shall be fully protected by any action taken in reliance upon advice given by such persons and in reliance on tables, valuations, certificates, determinations, opinions and reports which are furnished by any accountant, counsel, claims administrator or other expert who is employed or engaged by the Committee.

7.3 Compensation and Expenses of Committee. The members of the Committee shall receive no compensation for their duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses. Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid by the Participating Company.

7.4 Records The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.

7.5 Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as a member of the Committee or as its delegate against all liabilities, damages, costs and expenses, including attorneys’ fees and amounts paid in settlement of any claims approved by the Company, occasioned by any act or failure to act in connection with the Plan, unless such act or omission arises out of such employee’s gross negligence, willful neglect or willful misconduct. The Company may purchase fiduciary liability insurance to insure its obligation under this Section.

ARTICLE 8 - MAXIMUM BENEFITS

8.1 Maximum Benefits. Notwithstanding anything to the contrary herein:

(a) The maximum cash benefit that may be available to a Participant under Article 4 and Article 5 shall be an amount equal to 2 times the sum of such Participant’s (i) W-2 pay (Box 1) for the most recently completed calendar year, (ii) total pre-tax 401(k) elective deferrals for such year (if any), and (iii) total pre-tax medical premium contributions pursuant to Code Section 125 for such year (if any). When necessary, the Plan Administrator shall reduce the severance benefits to such extent and in such manner as it deems necessary or appropriate to comply with this Article 8; and

(b) All payments under this Plan, together with any other severance plans or arrangements that may be deemed aggregated with this Plan as a single plan or arrangement for purposes of Code Section 409A, shall be subject to the requirements as set forth in Section 5.7 (Code Section 409A).

(c) Notwithstanding Section 8.1(a), the maximum cash amount that may be available under this Plan to a Special Participant (as described in Section 5.8 hereof) is an amount equal to the greater of (i) the amount as described in Section 8.1(a) or (ii) twelve (12) weeks’ Straight Time Pay.

ARTICLE 9 - MISCELLANEOUS

9.1 Funding of Benefits. Neither the creation of any fund or accounts, nor the payment of benefits under the Plan shall be construed as giving any legal or equitable right to any Employee, former Employee, or beneficiary against the Company, any Participating Company, or their officers or employees except as expressly provided herein, and all obligations under the Plan shall be satisfied, if at all, only out of the general assets of the Company or a Participating Company.

9.2 Settlement of Accounts. Except as prohibited by applicable law, there shall be deducted from the payment of any benefit due under the Plan the amount of any indebtedness, obligations, or liabilities owed by the Participant to the Company or any Participating Company, including, but not limited to, amounts owed for loans, travel advances, and miscellaneous clothing.

9.3 Withholding. Any payment of benefits to a Participant shall be subject to normal withholding for state, local and federal income taxes and Social Security taxes, as well as legally enforceable garnishments.

9.4 Spendthrift. Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan is permitted or recognized. No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court. If any Participant is adjudicated bankrupt or attempts to assign any benefits, then in the Company’s discretion, those benefits may cease. If that happens, the Committee may apply those benefits for that Participant or his dependents, as the Committee sees fit. Neither the Company, nor any Participating Company, is liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

9.5 Amendment, Termination and Vesting. The Plan may be amended or terminated at any time by Mirant Services, LLC by or through action of the Plan Administrator. No Participating Company other than the Company shall have the right to amend or terminate the Plan. Any amendment to the Plan by the Company shall be binding upon every Participating Company without further action by such Participating Company. Upon termination or discontinuance of the Plan, all payments with respect to benefits shall be made only with respect to claims incurred on or prior to the date of the Plan’s termination.

Nothing in this Plan, the Summary Plan Description (the “SPD”), or any other document describing, interpreting or relating to the Plan shall be construed to provide vested, nonforfeitable, nonterminable or nonchangeable benefits or rights thereto. No communication, written or oral, may modify, supersede, or void the written terms of the Plan unless such communication constitutes a valid amendment of the Plan executed by the Committee.

The Committee or its designee may amend the SPD attached hereto at any time by preparation and publication of a revised SPD (or Summary of Material Modifications). Any amendment will apply to those currently receiving benefits as well as future benefit recipients.

9.6 No Guarantee of Employment. The Plan is not a contract of employment and neither the Plan nor the payment of any benefits under the Plan shall be construed as giving any person any legal or equitable right to employment by any Participating Company. Nothing herein shall be construed to interfere with the right of the Company or any Participating Company to discharge, with or without cause, any Employee at any time.

9.7 Construction. This Plan shall be construed in accordance with and governed by the laws of the State of Georgia, to the extent such laws are not otherwise superseded by the laws of the United States.

9.8 Right to Require Information and Reliance Thereon. Each Participating Company, Plan Administrator and Claims Reviewer shall have the right to require any Employee, spouse or beneficiary to provide it and its agents with such information, in writing, and in such forms as it may deem necessary to the administration of the Plan and may rely on that information in carrying out its duties hereunder. Any payment to an Employee, spouse or beneficiary, in accordance with the provisions of the Plan and in good faith reliance upon any written information provided by such individual, shall be in full satisfaction of all claims by the individual.

9.9 Conclusiveness of Records. The records of the Company and the Participating Companies with respect to age, service, employment history, compensation, absences, illnesses and other relevant matters shall be conclusive for purposes of the administration of, and the resolution of claims arising under, the Plan.

IN WITNESS WHEREOF, the Mirant Benefits Committee has caused this Amended and Restated Plan to be executed on behalf of Mirant Services, LLC, this      day of                     , 2010, to be effective as provided herein.

MIRANT SERVICES, LLC

By:
Kevin P. Boudreaux
VP, Administration

APPENDIX A – FORM OF RELEASE

Election Form and Waiver Agreement

(1) Benefits. I understand that in order to receive the Enhanced Severance and/or the Enhanced Medical Benefits under the Mirant Services Severance Pay Plan (“Plan”), and other benefits and/or compensation identified on Attachment A (collectively, “Benefits”), I must execute this Election Form and Waiver Agreement (“Agreement”) and return it to the Mirant Services, LLC (“Company”), on or before                      [date].

I understand that I am entitled to receive the Basic Severance and Welfare Benefits under the Plan even if I do not execute this Agreement. I understand that the Benefits I have elected to receive under the Plan and under other plans or policies identified on Attachment A are in excess of those I would have received from the Company if I had not elected to sign this Agreement. I understand and acknowledge that nothing in this Agreement is intended to or requires the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

(2) General. In exchange for the Benefits I elect to receive, as set forth on Attachment A, I agree to irrevocably and unconditionally waive and release all Claims, as that term is defined in this Agreement, that I may now have against the Released Parties, as that term is defined in this Agreement, including the Company and other parties as set forth in this Agreement. I understand and agree that I am releasing the rights set forth below on behalf of myself, and anyone else entitled to assert any rights on my behalf such as my estate or my beneficiaries, now and forever.

(3) Released Parties. As used in this Agreement, the “Released Parties” are Mirant Corporation, Mirant Services, LLC, and all other subsidiaries or affiliates of Mirant Corporation, and with respect to each of them, their predecessors and successors, and with respect to each entity all of its past, present and future officers, directors, employees, agents, stockholders, owners, attorneys, insurers, employee benefit programs (including but not limited to the Mirant Services, LLC and Affiliated Companies Health and Welfare Benefits Plan for Non-Union Employees and the Mirant Services Severance Pay Plan) (and the trustees, administrators, fiduciaries, and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection. For purposes of this Agreement, I understand and agree that a “related business entity” includes, but is not limited to, any entity that was a subsidiary or affiliate of The Southern Company for periods prior to April 2, 2001 (hereinafter “Southern Business Entity”). I further understand and agree that the waiver and release of claims attributable to a Southern Business Entity under this Agreement applies only to those claims arising from such entity during periods prior to April 2, 2001.

(4) Claims Released. I understand and agree that I am releasing all known and unknown claims, promises, causes of action or similar rights of any type that I may have as of this date (the “Claims”) against any and all Released Parties, except that I am not releasing any claim that relates to (i) my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment benefits, or (iii) any rights or claims which may arise or accrue after I sign this Agreement. I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including but not limited to:

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Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964 and Age Discrimination in Employment Act, which prohibit discrimination based on race, color, age, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, as amended, which prohibits discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination.

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Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

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Other laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

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Tort and Contract Claims, such as claims for wrongful discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

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Examples of Released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits other than the Benefits set forth in Attachment A; or (iv) any Claims to attorneys’ fees or other indemnities.

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General Release. The releases set forth in Paragraph 2 and in this Paragraph 4 extend to all claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent, past, present, or future, arising from or attributable to any alleged act or omission of the Company or of the Released Parties, their past, present and future officers, directors,

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partners, agents, servants, lawyers, employees, assigns, insurers, predecessors-in-interest, successors-in-interest, underwriters, and all their parent, affiliated and subsidiary entities occurring prior to the execution of this Agreement and the release contained in this Agreement, and any and all rights granted Employee under Section 1542 of the California Civil Code or any analogous law or regulation affecting any other jurisdiction are hereby waived. Said Section 1542 of the California Civil Code reads in full as follows:

Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

(5) Promises, Representations and Acknowledgment. In further exchange for the Benefits I elect to receive:

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Reemployment: I understand and agree that for a period of 6 months following my execution of this Agreement and in exchange for payments to be received upon execution of this Agreement, I will not apply for or otherwise seek reemployment with the Released Entities. I further understand because I am receiving the Benefits due to involuntary termination of employment in connection with the sale, merger, spin-off or similar transfer of some or all assets or membership interest of the Company to an unrelated entity (the “Buyer”), I must not, during the six-month period immediately following the termination of employment with Company, become – or agree or promise to become – an employee or independent contractor of the Buyer or its affiliate, or otherwise directly or indirectly render – or agree or promise to render – services to the Buyer or its affiliate in any manner.

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Confidentiality, Non-Disparagement & Cooperation: I understand and agree that for 3 years, or for so long as the relevant information remains confidential, I will not disclose any information of a proprietary and/or confidential nature of any entity in the Mirant Corporation system or any third party that I have obtained in the course of my service with the Company or any subsidiary, affiliate, predecessor or related business entity of Mirant Corporation. I will not engage in any communications which shall criticize, denigrate, or disparage the Released Parties or interfere with its existing or prospective business relationships. I also agree to fully cooperate with the Company in connection with any transition issues or litigation that continues following my termination.

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Non-Solicitation: In further exchange for the Benefits I elect to receive, I understand and agree that for a period of 3 years following termination of my employment with Mirant, I shall not solicit or attempt to solicit, directly or indirectly by assisting others, any individuals who were employees of Mirant at the time of my termination of employment for purposes of inducing them to leave Mirant’s employment or to accept employment or engagement with another company or entity.

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Acknowledgment of Wages: With the possible exception of my final paycheck, which will include a payout of any outstanding accrued but unused vacation I may have remaining at the time of termination, I acknowledge and agree that I have received all monies earned and due me during my employment with the Company and that I am not entitled to receive, any other severance pay or benefits, bonus payments, stock options or other rights related to stock plans or other long-term incentive plans, accrued vacation pay, or accrued holiday pay, or any other form of compensation or benefit other than what is set forth under this Agreement.

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Waiver of Pursuit of Released Claims and Financial Recovery: I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to release. Except to the extent that applicable law requires that I be allowed to file an EEOC Charge or other administrative charge with a governmental agency, I hereby agree not to file a lawsuit or other legal claim or charge to assert any claim based on facts that occurred prior to, or that exist as of, the time I execute this Agreement against any of the Released Parties. I will not seek and hereby waive any right to any monetary or other personal relief whatsoever based on such Claims brought by anyone on my behalf in any court or before any administrative agency. I further agree that if anyone (including, but not limited to, Employee, the Equal Employment Opportunity Commission or any other government agency or similar such body) makes a claim or undertakes an investigation involving me in any way, I hereby waive any and all right and claim to financial recovery resulting from such claim or investigation.

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Taxes: I am solely responsible for paying any taxes on Benefits I receive because I signed this Agreement. I agree that the Company may withhold all taxes it determines it is legally required to withhold. I understand that I may obtain advice from an attorney or tax advisor regarding the tax consequences of the payments and benefits provided for in this Paragraph, and I represent that I have not relied on any representations by the Company regarding the tax consequences of such payments and benefits.

•	Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so.

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Nonadmission of Liability: I agree not to assert that this Agreement is an admission of guilt or wrongdoing by any Released Party and I acknowledge that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

•	Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

(6) Consequences of Violating my Promises. Except with respect to claims pursuant to the ADEA, if I violate the terms of this Agreement by attempting to rescind, revoke or annul this Agreement after the Effective Date (set forth below), or otherwise by violating any of the promises set forth in Paragraph 5, or if any representation I made in this Agreement was false when made, I agree that I am required to repay to the Plan in advance of filing a claim or as a consequence of any violation of my promises all Benefits received as a result of entering into this Agreement. In addition, except with respect to claims under the ADEA, if Company or any

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Released Party prevails in defending the enforceability of any portion of the Agreement or in defending itself against any such claim brought by me, I will pay Company’s reasonable attorneys’ fees, costs, and damages incurred by any Released Party in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment. Nothing in this Agreement shall limit Company’s rights to seek and obtain other remedies for breach of this Agreement.

(7) Governing Law and Severability. This Agreement and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This is the entire agreement between the Company and me. It supersedes and invalidates any previous agreements or contracts. No representations, inducements, promises or agreements, oral or otherwise, which are not in this Agreement shall be of any force or effect. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

(8) Acknowledgment. Limited Revocation Rights, and Effective Date.

I HAVE CAREFULLY READ THIS RELEASE AND ACKNOWLEDGE THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY, INCLUDING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. I HAVE BEEN ENCOURAGED AND ADVISED IN WRITING TO SEEK ADVICE FROM ANYONE OF MY CHOOSING REGARDING THIS AGREEMENT, INCLUDING MY ATTORNEY, ACCOUNTANT OR TAX ADVISOR. PRIOR TO SIGNING THIS AGREEMENT, I HAVE BEEN GIVEN THE OPPORTUNITY AND SUFFICIENT TIME TO SEEK SUCH ADVICE AND I FULLY UNDERSTAND THE MEANING AND CONTENTS OF THIS AGREEMENT.

I UNDERSTAND THAT I MAY TAKE UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER WHETHER OR NOT I DESIRE TO ENTER INTO THIS AGREEMENT. I WAS NOT COERCED, THREATENED OR OTHERWISE FORCED TO SIGN THIS AGREEMENT. I HAVE MADE MY CHOICE TO SIGN THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS. IF I SIGN THIS AGREEMENT BEFORE EXPIRATION OF THE FORTY-FIVE (45) DAY REVIEW PERIOD, I HAVE DONE SO OF MY OWN CHOICE, FREELY, AND WITHOUT COERCION.

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I understand that I may revoke this Agreement at any time during the seven (7) calendar day period after I sign and deliver this Agreement to the Company. If I revoke this Agreement, I must do so in writing delivered to                      [Insert name and contact information of appropriate Company personnel]. I understand that this Agreement is not effective until the expiration of this seven (7) calendar day revocation period (the “Effective Date”). I understand that upon-the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon me and will be irrevocable. However, if I revoke this Agreement within such seven (7) day period, no Benefits will be payable to me under the Plan.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND I DO NOT HAVE TO SIGN THIS AGREEMENT.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement this      day of                     , 20    .

Sworn to and subscribed before me,	EMPLOYEE’S SIGNATURE

NOTARY PUBLIC	EMPLOYEE’S PRINTED NAME

My Commission Expires:

*EMPLOYEE’S DAYTIME PHONE

*	Please provide us with a daytime telephone number where we may reach you in order to discuss and assist you with the completion of the necessary forms associated with your other benefit plans.

Witnessed, Acknowledged and Accepted by a representative of the Administrator of the Mirant Services Severance Pay Plan.

By:

Title:

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